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                                                                    Exhibit 99.1

[PolyOne Logo]

                                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE


                     POLYONE CONFIRMS EARNINGS EXPECTATIONS

CLEVELAND - October 11, 2002 - PolyOne Corporation (NYSE: POL) announced today that it anticipates earnings before special charges should be within the range of current Thomson First Call estimates when the Company releases third-quarter 2002 financial results on October 30, 2002. First Call estimates for the quarter ended September 30, 2002, range from $0.13 to $0.17 per share.

PolyOne expects to achieve this earnings level despite a reduction in September demand from customers in a number of the Company's North American business units. In early October, demand in general appears to be strengthening, although not across all business units.

Entering the third quarter, PolyOne estimated that quarterly revenues would equal or slightly exceed second-quarter 2002 revenues of $692 million. In fact, revenues for the third quarter are expected to be below second-quarter 2002 revenues, but above the third-quarter 2001 level.

PolyOne also expects to report a strong equity earnings improvement, before special items, in its Resin and Intermediates (R&I) segment for third-quarter 2002 compared with the second quarter of 2002. The Company estimates that results should be $10 million to $11 million higher because of improved margins at Oxy Vinyls, LP, its vinyl resin joint venture, and at its Sunbelt chlor-alkali joint venture. Entering the third quarter, PolyOne anticipated that R&I operating earnings would increase $6 million to $8 million over the second-quarter 2002 level.

At the start of the third quarter, PolyOne expected only modest special charges associated with previously announced 2001 restructurings. OxyVinyls, however, has decided to permanently close a portion of the Deer Park, Texas, chlor-alkali plant. PolyOne's share of the third-quarter pre-tax charge is approximately $4.1 million, relating to asset writeoffs and decommissioning costs of the closed production unit. The remaining operations at the Deer Park facility, which were temporarily idled in December 2001, are expected to restart as industry margins improve.

PolyOne will provide its outlook for fourth-quarter 2002 when the Company reports its third-quarter financial results Wednesday, October 30, 2002. PolyOne will host an analyst conference call at 9 a.m. Eastern time on Thursday, October 31, 2002. The conference call number is 888-489-0038 or 706-643-1611
(international), conference topic: POLYONE EARNINGS CALL. The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.



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ABOUT POLYONE
PolyOne Corporation, with 2001 revenues of $2.7 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact         Dennis Cocco
                                         Chief Investor & Communications Officer
                                         216.589.4018


FORWARD-LOOKING STATEMENTS
In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, for example, statements about business outlook, assessment of market conditions, strategies, future plans, future sales, prices for major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving savings related to consolidation and restructuring programs;
(2) delays in achieving or inability to achieve the Company's strategic value initiatives, including cost reduction and employee productivity goals, or achieving less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in world, regional or U.S. plastic, rubber and PVC consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates;
(6) fluctuations in raw material prices, quality and supply and energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw material feedstocks, of other equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; and (14) an inability to comply with any environmental laws and regulations.
(ref. #1002)
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